Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-81670, 33-46058, 333-58893, 333-84719, 333-117480, 333-126012, 333-135412, 333-143920, 333-151624, 333-161069, 333-163871, 333-207813, 333-219772 and 333-223248) pertaining to the Employee Stock Purchase Plan, the International Employee Stock Purchase Plan and the 2004 Equity Incentive Plan of Gilead Sciences, Inc., and the Registration Statement on Form S-3 (No. 333-220283) of Gilead Sciences, Inc. and in the related Prospectuses, as applicable, of our reports dated February 24, 2020, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc., and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

San Jose, California
February 24, 2020